Exhibit 2.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made and entered into as of the 3rd day of June, 2014, by and between Energy XXI GOM, LLC, a Delaware limited liability company, whose address is 1021 Main Street, Suite 2626, Houston, Texas 77002 (hereinafter referred to as “Seller” or “EXXI”), and EPL Oil & Gas, Inc., a Delaware corporation, whose address is 919 Milam St., Suite 1600, Houston, Texas 77002 (hereinafter referred to as “Purchaser”) or “EPL”). Each of Seller and Purchaser may be referred to hereafter as a “Party”, or collectively as the “Parties”.

RECITALS

Seller owns various oil and gas properties, either of record or beneficially, more fully described in the exhibits hereto.

Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the properties and rights of Seller hereinafter described, in the manner and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

(1) Description of Assets. As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Seller’s right, obligation, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following (but excluding the Excluded Assets):

(a)   All of the oil and gas leases described on Exhibit A (collectively, the “Leases”), together with each and every kind and character of right, title, claim, and interest that Seller has in and to the lands covered by the Leases or the lands currently pooled, unitized, communitized or consolidated therewith (collectively, the “Lands”);

(b)   All oil, gas, water, disposal or injection wells shown on Exhibit A, whether producing, shut-in, or temporarily abandoned, and any other oil, gas, water, disposal or injections wells located on or associated with the Lands, even if not shown on Exhibit A, whether producing, shut-in, or temporarily abandoned (collectively, the “Wells”);

(c)   All pools and units which include any Lands or all or a part of any Leases or include any Wells, even if not shown on Exhibit A (the “Units”; the Units, together with the Leases, Lands and Wells, being hereinafter referred to as the “Properties”), and including all interest of Seller derived from the Leases in production of Hydrocarbons from any such Unit, whether such Unit production of Hydrocarbons comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units (“Hydrocarbons”, means oil, gas, casinghead gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur and other minerals extracted from or produced from the foregoing);

(d)   All contracts, agreements, and instruments by which the Properties, Equipment, Pipelines, Records, and Included Geologic Data (collectively, the “Subject Properties”) are bound, or that relate to or are otherwise applicable to the Subject Properties, only to the extent such contracts are valid and existing and applicable to the Subject Properties rather than Seller’s other properties, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas, casinghead gas or processing agreements to the extent applicable to the Properties or the Hydrocarbons produced from the Properties, including but not limited to those identified on Exhibit A (collectively, the “Contracts”), but excluding any master service agreements and any contracts, agreements and instruments to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to this Agreement and provided that “Contracts” shall not include the instruments constituting the Leases or Easements;

(e)   All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights and all contracts, agreements, and instruments by which they are bound (collectively, the “Easements”) appurtenant to, and used or held for use in connection with the Properties (including those identified on Exhibit A, but excluding any permits and other rights to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to this Agreement;

(f)   All platforms, equipment, machinery, fixtures and other tangible personal property and improvements set forth on Exhibit A and all other platforms, equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties or used, or held for use, primarily in connection with the operation of the Properties (collectively, “Equipment”);

(g) All flow lines, pipelines, gathering systems and appurtenances thereto set forth on Exhibit A and all flow lines, pipelines, gathering systems and appurtenances thereto located on the Properties or used, or held for use, in connection with the operation of the Properties (collectively, “Pipelines” and, together with the Equipment and Wells, “Personal Property”);

(h) All Hydrocarbons produced from or attributable to the Leases, Lands, and Wells from and after the Effective Date;

(i) All Imbalances (“Imbalance” or “Imbalances” means any over-production, under-production, over-delivery, under-delivery, or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery, or similar imbalance arises at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location);

(j) All lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; environmental surveys, inspections, assessments, and reports; logs; maps; engineering data and reports; interpretive data, technical evaluations and technical outputs; reserve studies and evaluations, to the extent delivered to Purchaser prior to the date hereof; and other books, records, data, files, and accounting records, in each case to the extent related to the Assets, or used or held for use in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, logs, maps, evaluations, outputs, and accounting records to the extent disclosure or transfer would result in a violation of applicable Law or is restricted by any third party consent to assign that is not satisfied pursuant to this Agreement, (ii) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (iii) attorney-client privileged communications and work product of Seller’s or any of its affiliates’ legal counsel (other than title opinions), (iv) reserve studies and evaluations other than any that have been delivered to Purchaser prior to the date hereof, and (v) records relating to the negotiation and consummation of the sale of the Assets (subject to such exclusions, the “Records”); provided, however, that Seller may retain the originals of such Records as Seller has reasonably determined may be required for existing litigation, tax, accounting, and auditing purposes; and

(k) All computers, software (provided it is transferable), specialty tools, SCADA systems, peripherals, radio and telephone equipment to the extent the same are necessary to operate the Properties or Equipment.

Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby the Excluded Assets.

(2) Description of Excluded Assets. For the purposes of this Agreement, the Excluded Assets shall comprise the following:

(a) all corporate, partnership, limited liability company, financial, income and franchise tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets), and all books, records and files that relate to the Excluded Assets and those records retained by Seller pursuant to Section (1)(j) above;

(b) all reserve estimates and economic estimates other than those delivered to Purchaser on or before the date hereof;

(c) all rights to any refund of taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Date;

(d) Seller’s area-wide bonds supplemental bonds, bonds delivered by Seller to any third person in connection with acquisition of any properties, all escrow agreements and escrow funds established by Seller in connection with acquisition of any properties, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business;

(e) all trade credits, account receivables, note receivables, take-or-pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Date;

(f) all claims and causes of action (including any claims for insurance proceeds) arising from acts, omissions or events or damage to or destruction of property with respect to all periods prior to the Effective Date;

(g) any agreements excluded from the definition of “Contracts”;

(h) all rights, titles, claims and interests of Seller or any affiliate of Seller (i) to or under any policy or agreement of insurance or any insurance proceeds; and (ii) to or under any bond or bond proceeds;

(i) any patent, patent application, logo, service mark, copyright, trade name, trademark or other intellectual property of or associated with Seller or any affiliate of Seller or any business of Seller or of any affiliate of Seller;

(j) except to the extent used in the operation of any of the Personal Property, all personal computers and associated peripherals and all radio and telephone equipment;

(k) all proprietary and other computer software;

(l) all documents and instruments of Seller that may be protected by an attorney-client privilege;

(m)  all offices and office leases; and

(n) any personal property that is not directly related to the Assets.

(3) Purchase Price. The “Purchase Price” for the sale of the Assets from Seller to Purchaser is Two Hundred Thirty Million Dollars ($230,000,000.00), payable to Seller by Purchaser as set forth hereafter.

(4) Effective Date. The “Effective Date” for the sale of the Assets from Seller to Purchaser shall be as of 7:00 a.m., Central Standard Time, June 1, 2014.

(5) Due Diligence. Prior to Closing, as that term is defined hereafter, Seller will provide access to Purchaser to all contract and title information pertaining to the Assets that is available in Seller’s files. Prior to Closing, Purchaser, at its option, will cause the appropriate public records to be examined in order to assess Seller’s title to the Assets. In the event a significant title defect is discovered prior to Closing which, in Purchaser’s opinion, cannot be cured within fifteen (15) days from the discovery thereof, Seller and Purchaser shall endeavor to reach a mutually acceptable understanding in writing with respect thereto, failing which Purchaser’s obligation to purchaser the Assets shall terminate and Seller’s obligation to sell the Assets shall terminate and neither Party shall have any obligations with respect to the matters set forth in this Agreement.

(6) Warranty. The planned sale shall be without warranty of title, either express or implied, as to description, title, condition, quality, fitness for purpose, merchantability or completeness, or otherwise, except as to claims by, through and under Seller, but not otherwise, and with full substitution and subrogation in and to all rights and actions of warranty which Seller has or may have against all proceeding owners and vendors. If the description of any portion of the Assets, as set forth herein or in the exhibits attached hereto, is inaccurate, such erroneous description shall be corrected by the Parties upon proof of the property description. Further, the tangible Assets, including the Equipment and Personal Property, are sold on an “as is, where is” basis without any warranty, either express or implied, as to title, value, quality, condition or fitness for any purpose.

(7) Form of Transfers. The conveyance or transfer by Seller to Purchaser of the Assets shall be executed free and clear of all liens and encumbrances placed thereon by Seller and shall be executed on the form of Assignment and Bill of Sale attached hereto and identified as Exhibit B (the “Assignment”). Additionally, the Parties shall execute such other governmental transfer forms (including, without limitation, BOEM Forms 150 and 151 and BSEE Form 149) as may be required in order to obtain governmental approval of the transaction contemplated by this Agreement, together with all associated forms such as designation of operator and certificate of financial responsibility.

(8) Consents to Assign and/or Preferential Rights to Purchase. The proposed sale of the Assets from Seller to Purchaser shall be subject to the Parties obtaining any necessary third party consents to assign which affect the transfer of the Assets, and conditioned upon the waiver by the holders of any preferential rights to purchase pertaining to the planned transfer of the Assets. Seller shall not be liable to Purchaser by reason of any inability or failure to obtain any such consents or waivers; provided, however, Seller and Purchaser shall endeavor to reach a mutually acceptable understanding in writing with respect thereto, failing which this Agreement shall terminate and be of no further force and effect by and between the Parties. Notwithstanding anything to the contrary set forth in this Agreement, Purchaser will use its best efforts to assist Seller in obtaining any such consents to assign or waivers of preferential rights.

(9) Expenses and Revenues. It is understood and agreed by and between Seller and Purchaser that Seller shall be responsible for all costs and expenses attributable to the Assets prior to the Effective Date and shall be entitled to all production and/or production proceeds attributable to the Assets prior to the Effective Date. Further, Seller and Purchase agree that if Closing occurs, Purchaser shall be responsible for all costs and expenses attributable to the Assets from and after the Effective Date and shall be entitled to all production and/or production proceeds attributable to the Assets on and after the Effective Date. Any revenues and/or expenses not properly accounted or credited to the Parties prior to the Closing with respect to the Assets shall be the subject of a post-Closing settlement that shall be made between the Parties within 120 days from the Closing.

(10)        Filing Expenses. Purchaser, at its expense, shall be responsible for the filing of the Assets in the non-required records maintained by the Bureau of Ocean Energy Management (“BOEM”) and in the records of the adjacent Louisiana parish courthouse. Further, Purchaser, at its expense, shall be solely responsible for the filing of all governmental forms with appropriate authorities in order to obtain approval of the transfer of the Assets as contemplated by this Agreement. Purchaser shall furnish Seller with a copy of all such filings reflecting filing or recordation information.

(11)        Retained Obligations. If Closing occurs, Seller will retain and Purchaser shall not assume (i) any of Seller’s liabilities and obligations relating to or arising out of the ownership or operation of the Assets that arose prior to, or attributable to periods of time or omissions prior to, the Effective Date (excepting, however, all of Seller’s obligations and liabilities, if any, associated with the proper plugging and abandonment, including decommissioning and surface restoration, with respect to all Wells, Equipment, Pipelines, and other facilities, if any, presently situated on the Leases or Lands), (ii) any of Seller’s liabilities and obligations prior to the Effective Date with respect to the Contracts, and (iii) any of Seller’s obligations to properly pay royalties or other burdens on production attributable to the Assets prior to the Effective Date (collectively “Retained Obligations”).

(12)        Assumed Obligations. If Closing occurs, Purchaser shall assume and have responsibility and liability for all liabilities and obligations relating to or arising out of the ownership or operation of the Assets, whether arising prior to, on or after the Effective Date, expressly excluding, however, the Retained Obligations, and expressly including all plugging and abandonment and decommissioning obligations associated with the Assets (collectively, the “Assumed Obligations”).

(13)        Indemnification.

(a) Seller agrees to fully defend, protect, indemnify and hold Purchaser, its officers, directors, employees and agents harmless from and against any and all losses, claims, demands, suits, expenses, including reasonable attorney’s fees, court costs and costs of investigation, causes of action, and any sanctions of any kind and character (including reasonable attorney’s fees, court costs and costs of investigation) which may be made or asserted by Seller, Seller’s employees, agents, contractors and subcontractors and employees thereof, or by any third parties, or account of personal injury, death or property damage, including claims for pollution, environmental damage, and regulatory compliance, any fines or penalties assessed on account of such damage and causes of action alleging statutory liability, caused by, arising out of or in any incidental to the Retained Obligations.

(b) Purchaser agrees to fully defend, protect, indemnify and hold Seller, its officers, directors, employees and agents, harmless from and against any and all losses, claims, demands, suits, expenses, including reasonable attorney’s fees, court costs and costs of investigation, causes of action, and any sanctions of any kind and character (including reasonable attorney’s fees, court costs and costs of investigation) which may be made or asserted by Purchaser, Purchaser’s employees, agents, contractors and subcontractors and employees thereof, or by any third parties, on account of personal injury, death or property damage, including claims for pollution, environmental damage and regulatory compliance, any fines or penalties assessed on account of such damage and causes of action alleging statutory liability, caused by, arising our of or in any way incidental to the Assumed Obligations.

(14)        Compliance with Laws. Purchaser shall comply with all applicable laws, ordinances, rules and regulations and shall promptly obtain all permits, if any, required by public authorities in connection with the purchase of the Assets.

(15)        Broker Fees. Each Party represents and warrants to the other Party that no brokerage fee or commission pertaining to the transactions contemplated by this Agreement exist.

(16)        Representations and Warranties of Seller. Seller represents and warrants to Purchaser that:

(a) Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, Seller has full legal power, right and authority to carry on its business as same is now being conducted and has the full legal power and right to enter into this Agreement and perform the transactions contemplated hereby.

(b) The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Seller’s operating agreement or other articles of formation, any judgment, order, ruling or decree applicable to Seller as a party in interest or any law, rule or regulation applicable to Seller.

(c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite company action on the part of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

(d) There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or governmental body and no legal, administrative or arbitration proceeding pending or, to Seller’s knowledge, threatened against Seller which will have a material adverse effect on the use, ownership or operation of the Assets. At Closing, the Assets will be transferred to Purchaser free and clear of all liens and encumbrances of any kind or character placed thereon by Seller.

(17)        Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that:

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, Purchaser has full power, right and authority to carry on its business as same is now being conducted and has the full legal power and right to enter into this Agreement and perform the transactions contemplated hereby.

(b) The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Purchaser’s articles or certificate of incorporation or by-laws, any judgment, order, ruling or decree applicable to Purchaser as a party in interest or any law, rule or regulation applicable to Purchaser.

(c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite company action on the part of Purchaser. This Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms.

(d) There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or governmental body and no legal, administrative or arbitration proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which will have a material adverse effect on the use, ownership or operation of the Assets.

(18)        Seller’s Conditions to Close. The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a) The representations and warranties of Purchaser herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

(b) Purchaser shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

(c) No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

(19)        Purchaser’s Conditions to Close. The obligations of Purchaser to consummate the transactions provided for herein are subject, at the option of Purchaser, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a) The representations and warranties of Seller herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

(b) Seller shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

(c) No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

(d) Purchaser shall have completed its title verification efforts with respect to Seller’s title to the Assets and shall have satisfied itself as to Seller’s title to the Assets.

(20)        Closing. If the conditions referred to in Sections (18) and (19) above have been satisfied or waived in writing, the transactions contemplated by this Agreement (the “Closing”) shall take place at the office of Seller in Houston, Texas. The date on which Closing occurs (the “Closing Date”) shall be June 3, 2014, unless an earlier or later date is mutually agreed to by the Parties.

(21)        Closing Activities. If Closing occurs, at Closing:

(a) Seller and Purchaser shall executed multiple originals of the Assignment and such other governmental transfers or forms, letters or instruments, including letters in lieu of transfer orders, as may be necessary or desirable by the Parties in order to convey the Assets to Purchaser and entitle Purchaser to receive all production proceeds attributable to the Assets as to periods from and after the Effective Date.

(b) Seller shall prepare and deliver to Purchaser a Preliminary Settlement Statement reflecting the Purchaser Price and all adjustments mutually agreed to by the Parties as contemplated by this Agreement (the “Adjusted Purchase Price”), for execution by the Parties.

(c) Purchaser shall deliver to Seller the Adjusted Purchase Price by wire transfer in immediately available funds to the bank designated in writing by Seller prior to Closing.

(d) Seller shall deliver to Purchaser the Records or arrange for such delivery at a time and place acceptable to Purchaser.

(e) The Parties shall deliver and/or execute such other documents, forms or instruments as may be reasonably necessary in order to consummate the transaction contemplated by this Agreement.

(22)        Further Assurances. After Closing, Seller and Purchaser each agree to take such further actions and to execute, acknowledge and deliver any such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement.

(23)        Notices. All notices which are required to be given pursuant to this Agreement shall be sufficient in all respects if giving in writing and delivered personally, by courier, or by registered or certified mail, postage prepaid, as follows:

If to Seller:

Energy XXI GOM, LLC

1021 Main (One City Centre), Suite 2626

Houston, Texas 77002
Attention:	J. Granger Anderson III
Telephone:	(713) 351-3034
Facsimile:	(713) 351-3334
E-Mail:	ganderson@energyxxi.com

If to Purchaser:

EPL Oil & Gas, Inc.
1021 Main (One City Centre), Suite 2626
Houston, Texas 77002
Attention:	Andre J. Broussard
Telephone:	___________________
Facsimile:	___________________
E-Mail:	___________________

Either Party may change its address for notice purposes by notice to the other Party in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

(24)        Governing Law and Venue. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS. JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER SHALL BE PROPERLY ONLY IN HARRIS COUNTY, TEXAS AND THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT IN SUCH COURTS OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE.

(25)        Entire Agreement. This Agreement and the exhibits attached hereto and the documents to be executed hereunder constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

(26)        Severability. If any term or provision of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all of the conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any materially adverse way with respect to either Party; provided, however, that if any such term of provision shall be made enforceable by limitation hereof, then such term or provisions shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by each of the Parties hereto as of the date first above written.

SELLER:		PURCHASER:

Energy XXI GOM, LLC		EPL Oil & Gas, Inc.

By:	/s/ J. Granger Anderson III	By:	/s/ Andre J. Broussard
	J. Granger Anderson III		Andre J. Broussard
	Vice President, Land		Senior Vice President - Geosciences

[Signature Page to Purchase and Sale Agreement]

Exhibit A

Attached to and made a part of that certain

Purchase and Sale Agreement dated effective June 1, 2014

By and between Energy XXI GOM, LLC, as Seller,

and EPL Oil & Gas, Inc., as Purchaser

DESCRIPTION OF ASSETS

1.          Leases and Lands

South Pass 49 Field:

(1)          OCS-G 2939, dated effective as of December 1, 1974, granted by the United States of America in favor of Chevron Oil Company, et al., affecting Block 33, South Pass Area, as more fully described therein.

(2)          OCS-G 2176, dated effective as of November 1, 1972, granted by the United States of America in favor of Texas Eastern Exploration Company and Union Oil Company, affecting Block 48, South Pass Area, as more fully described therein.

(3)          OCS-G 2177, dated effective as of November 1, 1972, granted by the United State of America in favor of Pennzoil Offshore Gas Operators, Inc., et al., affecting Block 49, South Pass Area, as more fully described therein.

2.           Wells

South Pass 49 Field:

Well Id	Field	Well Name	Operator Name	Status	Producing Zone	Producing Interval	GWI	NRI	DOI Well ID	Api Number	Report Type Code
7198002	SOUTH PASS 49	SP 33 OCS G 02939 A 019	ENERGY XXI GOM, LLC	FL	D-65 SAND	S02	49.3864	38.95677		177214025400	A
7196301	SOUTH PASS 49	SP 33 OCS G 02939 A 019 (UNIT)	ENERGY XXI GOM, LLC	ZA	D-69/D-70	S01	100	83.20368		177214025400	A
7476201	SOUTH PASS 49	SP 48 OCS G 02176 A 007 (UNIT)	ENERGY XXI GOM, LLC	ZA	D-70	S01	100	83.33333		177214016902	IA
7198701	SOUTH PASS 49	SP 48 OCS G 02176 C 003 (UNIT)	ENERGY XXI GOM, LLC	TA		X01	100	83.20368		177214020000	IA
7198801	SOUTH PASS 49	SP 48 OCS G 02176 C 005 (UNIT)	ENERGY XXI GOM, LLC	TA	D70 A SU	X01	100	83.20368		177214020700	IA
7136701	SOUTH PASS 49	SP 48 OCS G 02177 C 002 (UNIT)	ENERGY XXI GOM, LLC	TA	D70ASU	S01	100	83.20368		177214019600	IA
7115901	SOUTH PASS 49	SP 49 OCS G 02177 A 001	ENERGY XXI GOM, LLC	FL	D30B FB3	D02	56.5	47.08333		177214017300	A
7116001	SOUTH PASS 49	SP 49 OCS G 02177 A 001 (UNIT)	ENERGY XXI GOM, LLC	SI	D-69/D-70	D01	100	83.20368	510*7196301	177214017300	A
7191201	SOUTH PASS 49	SP 49 OCS G 02177 A 002	ENERGY XXI GOM, LLC	TA	D30A FB4	S01	56.5	47.08333	510*7115901	177214017600	IA
7116101	SOUTH PASS 49	SP 49 OCS G 02177 A 003	ENERGY XXI GOM, LLC	FL	D-55 A	S02	56.5	47.08333	510*7115901	177214017700	A
7116201	SOUTH PASS 49	SP 49 OCS G 02177 A 004 (UNIT)	ENERGY XXI GOM, LLC	FL	D-69/D-70	S01	100	83.20368	510*7196301	177214023801	A
7136401	SOUTH PASS 49	SP 49 OCS G 02177 A 004 (UNIT)	ENERGY XXI GOM, LLC	TA	D70 A SU	S01	100	83.20368		177214023800	IA
7116301	SOUTH PASS 49	SP 49 OCS G 02177 A 005 (UNIT)	ENERGY XXI GOM, LLC	FL	D-69/D-70	S01	100	83.20368	510*7196301	177214030000	A
7116402	SOUTH PASS 49	SP 49 OCS G 02177 A 006	ENERGY XXI GOM, LLC	WP	D-65 SAND		56.5	47.08333	510*7115901	177214028400	IA
7116401	SOUTH PASS 49	SP 49 OCS G 02177 A 006 (UNIT)	ENERGY XXI GOM, LLC	FL	D-69/D-70	S01	100	83.20368	510*7196301	177214028400	A
7476101	SOUTH PASS 49	SP 49 OCS G 02177 A 007	ENERGY XXI GOM, LLC	FL	D-65	S03	56.5	47.08333	510*7115901	177214016902	A
7134901	SOUTH PASS 49	SP 49 OCS G 02177 A 007 (UNIT)	ENERGY XXI GOM, LLC	TA	D-69/D-70	S02	100	83.20368	510*7196301	177214016902	IA
7116501	SOUTH PASS 49	SP 49 OCS G 02177 A 008 (UNIT)	ENERGY XXI GOM, LLC	FL	D-69/D-70	S02	100	83.20368	510*7196301	177214029100	A
7135003	SOUTH PASS 49	SP 49 OCS G 02177 A 009	ENERGY XXI GOM, LLC	WP	D-65		56.5	47.08333		177214026900	IA
7135001	SOUTH PASS 49	SP 49 OCS G 02177 A 009 (UNIT)	ENERGY XXI GOM, LLC	TA	D-69/D-70	S01	100	83.20368	510*7196301	177214026900	A

Well Id	Field	Well Name	Operator Name	Status	Producing Zone	Producing Interval	GWI	NRI	DOI Well ID	Api Number	Report Type Code
7135002	SOUTH PASS 49	SP 49 OCS G 02177 A 009 (UNIT)	ENERGY XXI GOM, LLC	WP	D-69		100	83.20368		177214026900	IA
7191101	SOUTH PASS 49	SP 49 OCS G 02177 A 010 (UNIT)	ENERGY XXI GOM, LLC	TA	D70-A SU	X01	100	83.20368		177214019000	IA
7116601	SOUTH PASS 49	SP 49 OCS G 02177 A 011 (UNIT)	ENERGY XXI GOM, LLC	FL	D-69/D-70	S02	100	83.20368	510*7196301	177214040400	A
7116701	SOUTH PASS 49	SP 49 OCS G 02177 A 012	ENERGY XXI GOM, LLC	FL	D20 FB4	S02	56.5	47.08333	510*7115901	177214028800	A
7116901	SOUTH PASS 49	SP 49 OCS G 02177 A 013	ENERGY XXI GOM, LLC	SI	D40 FBA	D02	56.5	47.08333	510*7115901	177214019900	A
7116801	SOUTH PASS 49	SP 49 OCS G 02177 A 013 (UNIT)	ENERGY XXI GOM, LLC	FL	D-69/D-70	D01	100	83.20368	510*7196301	177214019900	A
7191002	SOUTH PASS 49	SP 49 OCS G 02177 A 014	ENERGY XXI GOM, LLC	SI	D-3OU/L A3	D02	56.5	47.08333	510*7115901	177214020401	A
7191001	SOUTH PASS 49	SP 49 OCS G 02177 A 014 (UNIT)	ENERGY XXI GOM, LLC	SI	D-69/D-70	D01	100	83.20368	510*7196301	177214020401	A
7117001	SOUTH PASS 49	SP 49 OCS G 02177 A 015 (UNIT)	ENERGY XXI GOM, LLC	SI	D-69/D-70A	S02	100	83.20368	510*7196301	177214027300	A
7117002	SOUTH PASS 49	SP 49 OCS G 02177 A 015 (UNIT)	ENERGY XXI GOM, LLC	FL	D-69/D-70	S22	100	83.20368	510*7196301	177214027300	A
7117102	SOUTH PASS 49	SP 49 OCS G 02177 A 017	ENERGY XXI GOM, LLC	SI	D-65	S02	56.5	47.08333	510*7115901	177214031200	A
7117101	SOUTH PASS 49	SP 49 OCS G 02177 A 017 (UNIT)	ENERGY XXI GOM, LLC	ZA	D-69/D-70	S01	100	83.20368	510*7196301	177214031200	A
7198102	SOUTH PASS 49	SP 49 OCS G 02177 A 018	ENERGY XXI GOM, LLC	SI	D30A FB4	D02	56.5	47.08333	510*7115901	177214040500	A
7198101	SOUTH PASS 49	SP 49 OCS G 02177 A 018 (UNIT)	ENERGY XXI GOM, LLC	SI	D-69/D-70	D01	100	83.20368	510*7196301	177214040500	A
7198001	SOUTH PASS 49	SP 49 OCS G 02177 A 019 (UNIT)	ENERGY XXI GOM, LLC	ZA	D-69/D70	X01	100	83.20368		177214025470	IA
7198401	SOUTH PASS 49	SP 49 OCS G 02177 A 020 (UNIT)	ENERGY XXI GOM, LLC	TA	D 70 A SU	X01	100	83.20368		177214022401	IA
7117201	SOUTH PASS 49	SP 49 OCS G 02177 A 021	ENERGY XXI GOM, LLC	FL	D50 FB DT	S03	56.5	47.08333	510*7115901	177214021901	A
7198501	SOUTH PASS 49	SP 49 OCS G 02177 A 022	ENERGY XXI GOM, LLC	SI	D-30U/L A3	D02	56.5	47.0833		177214030600	A
7117301	SOUTH PASS 49	SP 49 OCS G 02177 A 023 (UNIT)	ENERGY XXI GOM, LLC	FL	D-69/D-70	S01	100	83.20368	510*7196301	177214026101	A
7116502	SOUTH PASS 49	SP 49 OCS G 2177 A 008 (UNIT)	ENERGY XXI GOM, LLC	SI	D-69/D-70	S22	100	83.20368	510*7196301	177214029100	A
7116602	SOUTH PASS 49	SP 49 OCS G 2177 A 011 (UNIT)	ENERGY XXI GOM, LLC	SI	D-69/D-70	S22	100	83.20368	510*7196301	177214040400	A
7198502	SOUTH PASS 49	SP 49 OCS G 2177 A 022 D	ENERGY XXI GOM, LLC	SI	D 20 FB5	D03	56.5	47.08333	510*7115901	177214030600	A
7401702	SOUTH PASS 49	SP 49 OIL PIPELINE SEG 15064	APACHE CORPORATION	PL			33.33334	0			PLF

Well Id	Field	Well Name	Operator Name	Status	Producing Zone	Producing Interval	GWI	NRI	DOI Well ID	Api Number	Report Type Code
7123901	SOUTH PASS 49	SP 49 PLAT A ID 22380_1	ENERGY XXI GOM, LLC	PLAT			100	0			PLAT
7136801	SOUTH PASS 49	SP 49 PLAT C ID 22685_1	ENERGY XXI GOM, LLC	PA							PIA

3.           Contracts

South Pass 49 Field:

Contract	Original Parties	Effective Date	Term	Preferential Right to Purchase	Consent to Assign	Notes
JOA	Gulf Oil Corporation, Chevron, Union Oil Company, Mobil Oil Company	1-Nov-72	Expiration of Lease	No
Unit		1-Jun-83	-			D-70 RA-BUL Sand Unit
Platform Sharing Agreement	Energy XXI GOM and Transcontinental Gas Pipeline Company	8-Sep-09	-			Provide gas from SP 49 to MC 151
Platform Sharing Agreement	Energy XXI GOM, EPL, and Mobil Exploration	8-Sep-09	-
SP 49 Pipeline System	Chevron Pipeline Company, et al	31-Jul-80	-
Platform Sharing Agreement	Chevron Pipeline Company, et al	26-Sep-06	-			Pipeline from SP 49 to Onshore Facility
PSA	Energy XXI and Exxon	12-Aug-10	-			Acquisition
Miscellaneous	SP 49 Pipeline LLC Agreement	2-Nov-10	Until company is dissolved
Gas Balancing Agreement	Gulf Oil and Exploration, et al	26-Nov-84	-		None	Gas Balancing for SP 49
Platform A Operating and Cost Sharing Agreement	EXXI and EPL	1-Oct-11	-		None	Platform Boarding Agreement for SP 49 A Platform
PSA	EXXI and Dynamic	17-Dec-09	-			PSA for SP 33, 48, and 49

4.           Easements and Pipeline

South Pass 49 Field:

Segment Number	ROW #	Operator	Status	Length	Product	Route
16247	OCS-G 28616	Energy XXI GOM	ACT	21,543	GAS	SP 49 to MC 151

5.           Equipment

South Pass 49 Field:

(1)	South Pass 49 “A” Platform
	i.	Operated Energy XXI GOM
	ii.	Fixed, SP 49 Field
	iii.	24 Slots, 22 Used

(2)	South Pass 49 “C” Platform
	i.	Operated Energy XXI GOM
	ii.	Fixed, SP 49 Field
	iii.	6 Slots, 6 Used
	iv.	To be removed 2015

1.          Maritech has pre-paid their share of platform removal costs (50% of 1/7th)

Exhibit B

Attached to and made a part of that certain

Purchase and Sale Agreement dated effective June 1, 2014

By and between Energy XXI GOM, LLC, as Seller,

and EPL Oil & Gas, Inc., as Purchaser

Form of Assignment and Bill of Sale

Assignment and Bill of Sale

THIS ASSIGNMENT AND BILL OF SALE (this “Assignment”), is made and entered as of the 3rd day of June, 2014, but is effective as of June 1, 2014, at 7:00 a.m. Central Daylight Time (the “Effective Time”), from Energy XXI GOM, LLC, a Delaware limited liability company (the “Assignor”), whose address is 1021 Main, Suite 2626, Houston, Texas 77002 in favor of EPL Oil & Gas, Inc., a Delaware corporation (the “Assignee”), whose address is 919 Milam Street, Suite 1600, Houston, Texas 77002.

WITNESSETH:

This Assignment is made pursuant to the terms of that certain Purchase and Sale Agreement dated effective June 1, 2014, as amended, by and among Assignor and Assignee (the “Purchase and Sale Agreement”). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase and Sale Agreement.

Assignor, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby sell, transfer, assign, and convey to Assignee, all of Assignor’s right, obligation, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following (but excluding the Excluded Assets) (collectively, the “Assets”):

(a)          All of the oil and gas leases described on Exhibit A (collectively, the “Leases”), together with each and every kind and character of right, title, claim, and interest that Assignor has in and to the lands covered by the Leases or the lands currently pooled, unitized, communitized or consolidated therewith (collectively, the “Lands”);

(b)          All oil, gas, water, disposal or injection wells shown on Exhibit A, whether producing, shut-in, or temporarily abandoned, and any other oil, gas, water, disposal or injections wells located on or associated with the Lands, even if not shown on Exhibit A, whether producing, shut-in, or temporarily abandoned (collectively, the “Wells”);

(c)          All pools and units which include any Lands or all or a part of any Leases or include any Wells, even if not shown on Exhibit A (the “Units”; the Units, together with the Leases, Lands and Wells, being hereinafter referred to as the “Properties”), and including all interest of Assignor derived from the Leases in production of Hydrocarbons from any such Unit, whether such Unit production of Hydrocarbons comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units (“Hydrocarbons”, means oil, gas, casinghead gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur and other minerals extracted from or produced from the foregoing);

(d)          All contracts, agreements, and instruments by which the Properties, Equipment, Pipelines, Records, and Included Geologic Data (collectively, the “Subject Properties”) are bound, or that relate to or are otherwise applicable to the Subject Properties, only to the extent such contracts are valid and existing and applicable to the Subject Properties rather than Assignor’s other properties, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas, casinghead gas or processing agreements to the extent applicable to the Properties or the Hydrocarbons produced from the Properties, including but not limited to those identified on Exhibit A (collectively, the “Contracts”), but excluding any master service agreements and any contracts, agreements and instruments to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to this Agreement and provided that “Contracts” shall not include the instruments constituting the Leases or Easements;

(e)          All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights and all contracts, agreements, and instruments by which they are bound (collectively, the “Easements”) appurtenant to, and used or held for use in connection with the Properties (including those identified on Exhibit A, but excluding any permits and other rights to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to this Agreement;

(f)          All platforms, equipment, machinery, fixtures and other tangible personal property and improvements set forth on Exhibit A and all other platforms, equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties or used, or held for use, primarily in connection with the operation of the Properties (collectively, “Equipment”);

(g)          All flow lines, pipelines, gathering systems and appurtenances thereto set forth on Exhibit A and all flow lines, pipelines, gathering systems and appurtenances thereto located on the Properties or used, or held for use, in connection with the operation of the Properties (collectively, “Pipelines” and, together with the Equipment and Wells, “Personal Property”);

(h)          All Hydrocarbons produced from or attributable to the Leases, Lands, and Wells from and after the Effective Date;

(i)          All Imbalances (“Imbalance” or “Imbalances” means any over-production, under-production, over-delivery, under-delivery, or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery, or similar imbalance arises at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location);

(j)          All lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; environmental surveys, inspections, assessments, and reports; logs; maps; engineering data and reports; interpretive data, technical evaluations and technical outputs; reserve studies and evaluations, to the extent delivered to Assignee prior to the date hereof; and other books, records, data, files, and accounting records, in each case to the extent related to the Assets, or used or held for use in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, logs, maps, evaluations, outputs, and accounting records to the extent disclosure or transfer would result in a violation of applicable Law or is restricted by any third party consent to assign that is not satisfied pursuant to this Agreement, (ii) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (iii) attorney-client privileged communications and work product of Assignor’s or any of its affiliates’ legal counsel (other than title opinions), (iv) reserve studies and evaluations other than any that have been delivered to Assignee prior to the date hereof, and (v) records relating to the negotiation and consummation of the sale of the Assets (subject to such exclusions, the “Records”); provided, however, that Assignor may retain the originals of such Records as Assignor has reasonably determined may be required for existing litigation, tax, accounting, and auditing purposes; and

(k)          All computers, software (provided it is transferable), specialty tools, SCADA systems, peripherals, radio and telephone equipment to the extent the same are necessary to operate the Properties or Equipment.

Notwithstanding the foregoing, the Assets shall not include, and Assignor hereby reserves and retains, all of the Excluded Assets, as that term is defined in the Purchase and Sale Agreement.

TO HAVE AND TO HOLD to Assignee, its successors and assigns, forever, subject to the other terms and provisions hereof and of the Purchase and Sale.

This Assignment is made by Assignor and accepted by Assignee subject to the following terms and conditions:

1.      Effective Time. This Assignment shall be effective as of the Effective Time.

2.     Purchase and Sale Agreement. This Assignment is expressly made subject to the Purchase and Sale Agreement. In the event of a conflict between this Assignment and the Purchase and Sale Agreement, the Purchase and Sale Agreement shall control.

3.     Disclaimers.

EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THE PURCHASE AND SALE AGREEMENT OR IN THIS ASSIGNMENT, (I) ASSIGNOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) ASSIGNOR EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO ASSIGNEE OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ASSIGNEE BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF ASSIGNOR OR ANY OF ITS AFFILIATES.

EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5 OF THE PURCHASE AND SALE AGREEMENT OR IN THIS ASSIGNMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ASSIGNOR EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO ASSIGNEE OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THE PURCHASE AND SALE AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM REDHIBITORY VICES OR DEFECTS (INCLUDING THOSE CONTEMPLATED IN LOUISIANA CIVIL CODE ARTICLES 2475, AND 2520 THROUGH 2548), FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT ASSIGNEE SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT ASSIGNEE HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS ASSIGNEE DEEMS APPROPRIATE, OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

ASSIGNOR HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS ASSIGNMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND ASSIGNEE SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

4.     Special Warranty of Title. This Assignment is made, executed, and delivered without warranty of title, either express or implied, even as to a return of the purchase price, except as to claims and demands of all persons claiming by, through, or under Assignor, but not otherwise.

5.     Further Assignments. Assignee acknowledges that this Assignment is a global assignment intended for filing with the applicable counties and parishes in which the Assets are located, and that Assignee and Assignor have separately entered into multiple assignments for the purpose of recording the assignment of the Assets with the BOEM, if necessary.

6.     Covenants Running with the Land. The terms and provisions hereof shall be deemed to be covenants running with the Lands, Leases, and other interests covered hereby and shall extend to, bind and inure to the benefit of the parties hereto, their heirs, successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, this Assignment is executed by the duly authorized officers or representatives of the parties as of the date first hereinabove written, in the presence of the undersigned competent witnesses.

WITNESSES:	ASSIGNOR:

ENERGY XXI GOM, LLC

By:
Print Name:	J. Granger Anderson III
Vice President, Land

Print Name:
ASSIGNEE:

EPL Oil & Gas, Inc.

By:
Print Name:	Andre J. Broussard
Senior Vice President - Geosciences

Print Name:

ACKNOWLEDGEMENTS

STATE OF TEXAS

COUNTY OF HARRIS

This instrument was acknowledged before me on the __ day of June, 2014, by J. Granger Anderson III, Vice President, Land of Energy XXI GOM, LLC, a Delaware limited liability company on behalf of said limited liability company.

Notary Public in and for the State of Texas
Notary Name:
My Commission Expires:

STATE OF TEXAS

COUNTY OF HARRIS

This instrument was acknowledged before me on the __ day of June, 2014, by Andre J. Broussard, Senior Vice President - Geosciences, of EPL Oil & Gas, Inc., a Delaware corporation on behalf of said corporation.

Notary Public in and for the State of Texas
Notary Name:
My Commission Expires:

Schedule (28)

Attached to and made a part of that certain

Purchase and Sale Agreement dated effective June 1, 2014

By and between Energy XXI GOM, LLC, as Seller,

and EPL Oil & Gas, Inc., as Purchaser

Allocation of Value

ASSETS	ALLOCATED VALUE

SP 33 OCS-G 02939 – non-unitized portion	$3,810,000.00
Remainder of Assets (SP 33 (Unitized portion), 48 and 49)	$226,190,000.00
Total	$230,000,000.00

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